                                                           Exhibit E

                                                                      FINAL COPY




                             CONTRIBUTION AGREEMENT

                                  BY AND AMONG

                                  FRESENIUS AG,

                               STERIL PHARMA GMBH

                                       AND

                             W. R. GRACE & CO.-CONN.

                             DATED FEBRUARY 4, 1996

                                TABLE OF CONTENTS

                                                                                                        PAGE
                                                                                                        ----
I.           Definitions.........................................................................        2

                    1.01     General.............................................................        2

II.          Certain Transactions Prior to the
               Contribution Date.................................................................        6

                    2.01     Certain Transfers...................................................        6
                    2.02     Termination of Agreements...........................................        7
                    2.03     Other Agreements....................................................        7

III.         [Intentionally Omitted].............................................................        7

IV.          Survival and Indemnification........................................................        8

                    4.01     Survival of Agreements..............................................        8
                    4.02     Indemnification.....................................................        8
                    4.03     Procedures for Indemnification for
                               Third-Party Claims................................................        8
                    4.04     Remedies Cumulative.................................................       10

V.           Certain Additional Covenants........................................................       10

                    5.01     Notices to Third Parties............................................       10
                    5.02     Licenses and Permits................................................       10
                    5.03     Intercompany Agreements.............................................       10
                    5.04     Guarantee Obligations...............................................       11
                    5.05     Further Assurances..................................................       11

VI.          Access to Information...............................................................       12

                    6.01     Provision of Corporate Records......................................       12
                    6.02     Access to Information...............................................       12
                    6.03     Production of Witnesses.............................................       14
                    6.04     Retention of Records................................................       14
                    6.05     Confidentiality.....................................................       14
                    6.06     Cooperation with Respect to
                               Government Reports and Filings....................................       15

VII.         No Representations or Warranties....................................................       15

                    7.01     No Representations or Warranties....................................       15

                                                                                                        PAGE
                                                                                                        ----
 VIII.       Miscellaneous.......................................................................       16

                    8.01     Use of Fresenius AG Name and Mark...................................       16
                    8.02     Complete Agreement..................................................       16
                    8.03     Expenses............................................................       16
                    8.04     Jurisdiction and Forum..............................................       16
                    8.05     Notices.............................................................       17
                    8.06     Amendment and Modification..........................................       18
                    8.07     Successors and Assigns; No Third-Party
                               Beneficiaries.....................................................       18
                    8.08     Counterparts........................................................       18
                    8.09     Interpretation......................................................       18
                    8.10     Severability........................................................       18
                    8.11     References; Construction............................................       18

SIGNATURES ......................................................................................       19

EXHIBIT A             Tax Indemnification Agreement
EXHIBIT B             Terms of Lease
EXHIBIT C             Terms of License

                             CONTRIBUTION AGREEMENT

                  This CONTRIBUTION AGREEMENT (this "Agreement"), dated February 4, 1996, by and between Fresenius AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany ("Fresenius AG"), Steril Pharma GmbH, a wholly owned Gesellschaft mit beschrankter Haftung of Fresenius AG ("GmbH" or "SP"), and W. R. Grace & Co.-Conn., a Connecticut corporation ("Grace-Conn.").

                              W I T N E S S E T H:

                  A. The Reorganization Agreement. Simultaneously herewith, Grace and Fresenius AG are entering into an Agreement and Plan of Reorganization (the "Reorganization Agreement") and, prior to the Effective Time, intend to consummate the transactions contemplated hereby.

                  B. The Contribution. Prior to the Effective Time, Fresenius AG intends to contribute its worldwide dialysis business to SP, as provided herein, and to retain and lease to Newco certain real property and buildings in the Federal Republic of Germany pursuant to a lease consistent with the terms set forth in Exhibit B hereto and to retain and license to Newco its name and certain derived marks pursuant to a license consistent with the terms set forth in Exhibit C hereto.

                  C. Newco. In connection with the Contribution, Fresenius AG intends that SP shall convert to an Aktiengesellschaft, pursuant to German law, and to become "Newco," consistent with the terms of the Reorganization Agreement.

                  D. The Distribution. Immediately prior to the Effective Time, Grace intends to transfer to (or retain in) Grace-Conn. all non-healthcare assets and liabilities, its interests in the Amicon bioseparations business and GN Holdings, Inc. and certain other assets, as contemplated by this Agreement, and to effect a distribution to its common shareholders of all of its equity interest in Grace-Conn.

                  E. The Recapitalization. Following the Distribution and immediately prior to the Effective Time, Grace intends to consummate the Recapitalization in which each holder of a Grace Common Share shall hold, immediately thereafter, a Grace Common Share and one one-hundredth of a NY Preferred Share.

                  F. The Mergers. At the Effective Time, the parties intend to effect a merger of a wholly owned New York corporate subsidiary of Newco with and into Grace, with Grace being the surviving corporation. Also at the Effective Time, the parties intend to effect a merger of a wholly owned Massachusetts corporate subsidiary of Newco with and into Fresenius USA, with Fresenius USA being the surviving corporation.

                  G. Financing. It is the intention of the parties hereto that, prior to the Distribution: (i) Grace and Grace-Conn. shall use reasonable efforts to cause NMC to arrange new credit facilities so that the transactions contemplated by the Transaction Agreements may be consummated; (ii) Fresenius AG shall use reasonable efforts to arrange new credit facilities for the FWD Business so that the transactions contemplated by the Transaction Agreements may be consummated; and (iii) the parties shall cooperate with one another with respect to the foregoing.

                  H. Intention of the Parties. It is the intention of the parties to the Reorganization Agreement that for United States federal income tax purposes (a) the Distribution shall qualify as a tax-free distribution under the Code, (b) each of the Mergers shall qualify as a "reorganization" under the Code, (c) the Contribution shall qualify as a tax-free exchange under the Code and (d) the Recapitalization shall be tax-free to Grace under the Code.

                  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  Affiliate: with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group.

                  Agreement:  as defined in the preamble to this Agreement.

                  Asset: any and all assets and properties, tangible or intangible, including, without limitation, the following: (i) cash, notes and accounts and notes receivable (whether current or non-current); (ii) certificates of deposit, banker's acceptances, stock, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, fractional undivided interests in oil, gas or other mineral rights, puts, calls, straddles, options and other securities of any kind; (iii) intangible property rights, inventions, discoveries, know-how, patents and patent applications, trade secrets, confidential information, registered and unregistered trademarks, service marks, service names, trade styles and trade names and associated goodwill; statutory, common law and registered copyrights; applications for any of the foregoing, rights to use the foregoing and other rights in, to and under the foregoing; (iv) rights under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, other agreements and business arrangements; (v) real estate and buildings and other improvements thereon; (vi) leasehold improvements, fixtures, trade fixtures, machinery, equipment (including transportation and office equipment), tools, dies and furniture; (vii) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind;
(viii) computer
equipment and software; (ix) raw materials, work-in-process, finished goods, consigned goods and other inventories; (x) prepayments or prepaid expenses; (xi) claims, causes of action, choses in action, rights under express or implied warranties, rights of recovery and rights of set-off of any kind; (xii) the right to receive mail, payments on accounts receivable and other communications;
(xiii) lists of customers, records pertaining to customers and accounts, personnel records, lists and records pertaining to customers, suppliers and agents, and books, ledgers, files and business records of every kind; (xiv) advertising materials and other printed or written materials; (xv) goodwill as a going concern and other intangible properties; (xvi) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; and (xvii) licenses and authorizations issued by any governmental authority.

                  Business:  the Fresenius AG Business or the FWD Business.

                  Contribution:  as defined in the Reorganization Agreement.

                  Contribution Date: the date on which the Effective Time occurs.

                  CTC-DE:  as defined in Section 8.04(b) of this Agreement.

                  CTC-NY:  as defined in Section 8.04(b) of this Agreement.

                  Debt:  as defined in the Reorganization Agreement.

                  Effective Time:  as defined in the recitals to this Agreement.

                  Foreign Exchange Rate: with respect to any currency other than United States dollars as of any date, the rate on such date at which such currency may be exchanged for United States dollars as quoted in The Wall Street Journal.

                  Fresenius AG:  as defined in the preamble to this Agreement.

                  Fresenius AG Assets: all Assets owned by any member of the Fresenius AG Group immediately prior to the Contribution Date, other than FWD Business Assets and other than any stock or assets of Fresenius USA.

                  Fresenius AG Business: all of the business and operations conducted at any time, whether prior to, on or after the Contribution Date, by any member of the Fresenius AG Group, other than the FWD Business.

                  Fresenius AG Group: Fresenius AG and the Fresenius AG Subsidiaries, other than any member of the FWD Business Group.

                  Fresenius AG Indemnitees: Fresenius AG, each Affiliate of Fresenius AG and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

                  Fresenius AG Subsidiaries: all direct and indirect Subsidiaries of Fresenius AG, other than FWD Business Subsidiaries and other than Fresenius USA and its

Subsidiaries; provided, however, that for purposes of this Agreement, GmbH and the FWD Business Subsidiaries shall not be deemed to be Subsidiaries of Fresenius AG.

                  Fresenius Tax Indemnification Agreement: a tax sharing agreement between Fresenius AG and GmbH substantially in the form attached hereto as Exhibit B, with such changes as may be mutually satisfactory to Fresenius AG, GmbH, and Grace-Conn.

                  Fresenius USA:  Fresenius USA, Inc., a Massachusetts
Corporation.

                  Fresenius USA Merger: as defined in the Reorganization Agreement.

                  FWD Business: as defined in the Reorganization Agreement, but including all business and operations of Fresenius USA.

                  FWD Business Assets: as defined in the Reorganization Agreement, but including all Assets of Fresenius USA.

                  FWD Business Group:  GmbH and each other FWD Business
Subsidiary.

                  FWD Business Indemnitees: Grace-Conn., Newco, GmbH, each Affiliate of GmbH and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

                  FWD Business Subsidiary: (i) all FWD Business Subsidiaries (as defined in the Reorganization Agreement), (ii) Fresenius USA and (iii) all corporations, partnerships or other business entities in which any member of the FWD Business Group has owned or will own any equity interest or other investment and which predominantly relates to the FWD Business.

                  FWD Indemnitor:  as defined in Section 2.01 of this Agreement.

                  GmbH:  as defined in the preamble to this Agreement.

                  G-GmbH:  as defined in Section 2.01 of this Agreement.

                  Grace:  as defined in the Reorganization Agreement.

                  Grace-Conn.:  as defined in the preamble to this Agreement.

                  Group:  the Fresenius AG Group or the FWD Business Group.

                  Indemnifiable Losses: all losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered (and not actually reimbursed by insurance proceeds) by an Indemnitee, including any reasonable costs or expenses of enforcing any indemnity hereunder.

                  Indemnifying Party: a Person who or which is obligated under this Agreement to provide indemnification.

                  Indemnitee: a Person who or which may seek indemnification under this Agreement.

                  Indemnity Payment: an amount that an Indemnifying Party is required to pay to or in respect of an Indemnitee pursuant to Article IV.

                  Information: all records, books, contracts, instruments, computer data and other data and information.

                  Liabilities: all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet.

                  Litigation Matters: actual, threatened or future litigations, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, Fresenius AG and/or GmbH (or members of either Group).

                  NMC: National Medical Care, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Grace.

                  Newco:  as defined in the Reorganization Agreement.

                  NY Preferred Registration Statement: as defined in the Reorganization Agreement.

                  Other Agreements: an employee benefits agreement, restructuring agreements, an insurance procedures agreement, a lease consistent with the terms set forth in Exhibit B hereto, a license consistent with the terms set forth in Exhibit C hereto, the Fresenius Tax Indemnification Agreement and the other agreements entered into or to be entered into in connection with the Contribution referred to in any of the foregoing as contemplated by Section 2.03.

                  Person: an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

                  Privileged Information: with respect to either Group, Information regarding a member of such Group, or any of its operations, Assets or Liabilities (whether in documents or stored in any other form or known to employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

                  Recapitalization:  as defined in the Reorganization Agreement.

                  Registration Statement: a registration statement to effect the registration of the Newco capital stock (or depositary receipts therefor) to be issued pursuant to the Reorganization Agreement under the Securities Act.

                  Reorganization Agreement: as defined in the recitals to this Agreement.

                  Representative: with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

                  Securities Act: the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

                  SP:  as defined in the preamble to this Agreement.

                  Subsidiary: with respect to any specified Person, (i) any corporation or other legal entity of which such Person or any of its subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body, and (ii) any corporation, partnership or other business entity, in which such person has owned or shall own any equity interest or other investment and which predominantly relates to the business and operations conducted by such person's Group.

                  Tax:  as defined in the Fresenius Tax Indemnification
Agreement.

                  Third-Party Claim: any claim, suit, derivative suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who or which is neither a party hereto nor an Affiliate of a party hereto.


                                   ARTICLE II

               CERTAIN TRANSACTIONS PRIOR TO THE CONTRIBUTION DATE

                  SECTION 2.01 CERTAIN TRANSFERS. As promptly as practicable following the date hereof (and in any event prior to the Contribution Date), Fresenius AG shall contribute the FWD Business and all FWD Business Assets to Newco. In furtherance of the foregoing:

                  (a) Fresenius AG shall identify all existing Subsidiaries engaged solely in the FWD Business and contribute the capital stock of such Subsidiaries to SP.

                  (b) Fresenius AG shall identify all German FWD Business Assets (other than any capital stock, which is to be contributed pursuant to (a) above) and shall contribute such assets to a newly formed GmbH ("G-GmbH").

                  (c) Fresenius AG shall contribute all capital stock of G-GmbH to SP.

                  (d) Fresenius AG shall use reasonable best efforts to cause each remaining Subsidiary which conducts part of the FWD Business to divest itself of all Assets which are not FWD Business Assets; and, immediately thereafter, Fresenius AG shall contribute the capital stock of each such Subsidiary to SP; provided, however, that in no event shall Fresenius AG take any action which causes any representation set forth in the Fresenius AG Tax Matters Certificate to be untrue.

                  (e) To the extent that any FWD Business Assets remain in Fresenius AG Subsidiaries other than SP (or its direct Subsidiaries) and G-GmbH, Fresenius AG shall cause each such Subsidiary to divest itself of such FWD Business Assets and then shall cause such FWD Business Assets to be contributed to other Subsidiaries, which may be newly formed, and shall then contribute all of the capital stock of such Subsidiaries to SP.

                  (f) Fresenius AG shall contribute all capital stock of Fresenius USA held by it to SP.

                  (g) The Subsidiaries contributed to SP shall collectively be "FWD Indemnitor," on a joint and several basis, and none of such Subsidiaries shall be a direct or indirect parent of Grace.

                  (h) Fresenius AG shall undertake such transactions as may be necessary for SP to become Newco, consistent with the terms of the Reorganization Agreement.

                  (i) The foregoing shall be effectuated pursuant to transfer documents and agreements acceptable to Grace-Conn.

                  SECTION 2.02 TERMINATION OF AGREEMENTS. Except as agreed by Grace in writing prior to the Contribution Date, Fresenius AG shall terminate all agreements between any member of the Fresenius AG Group and any member of the FWD Business Group except as specifically provided herein or in the Other Agreements.

                  SECTION 2.03 OTHER AGREEMENTS. Each of Fresenius AG and GmbH shall enter into, or cause the appropriate members of the Group of which it is a member, to enter into, the Tax Indemnification Agreement and Other Agreements as may be advisable in connection with the Distribution including, without limitation, agreements with respect to employee benefits, restructuring, insurance procedures and other matters, all such other agreements to be on terms acceptable to Grace-Conn. prior to the Distribution Date.


                                   ARTICLE III

                            [Intentionally Omitted.]

                                   ARTICLE IV

                          SURVIVAL AND INDEMNIFICATION

                  SECTION 4.01 SURVIVAL OF AGREEMENTS. All covenants and agreements of the parties hereto contained in this Agreement shall survive the Contribution Date.

                  SECTION 4.02 INDEMNIFICATION. (a) Except as specifically otherwise provided in the Other Agreements, FWD Indemnitor shall indemnify, defend and hold harmless the Fresenius AG Indemnitees from and against (1) all Indemnifiable Losses arising from or relating to the FWD Business or the FWD Business Assets, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before or after the Contribution Date; and (2) all Indemnifiable Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact required to be stated, in the Registration Statement, NY Preferred Registration Statement or the Proxy Statement supplied by Grace or its subsidiaries or any preliminary or final form thereof or any amendment thereto, or necessary to make the statements therein not misleading.

                  (b) Except as specifically otherwise provided in the Other Agreements, Fresenius AG shall indemnify, defend and hold harmless the FWD Business Indemnitees from and against (1) all Indemnifiable Losses of or relating to the Fresenius AG Group (including, without limitation, relating to Fresenius USA or its shareholders or the Fresenius AG Business), whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before or after the Contribution Date, other than those Indemnifiable Losses arising from the FWD Business; (2) all Indemnifiable Losses arising from or relating to all litigation brought by Fresenius USA shareholders acting in such capacity relating to the Reorganization; and (3) all Indemnifiable Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact required to be stated, in the Registration Statement, NY Preferred Registration Statement or the Proxy Statement or any preliminary or final form thereof or any amendment thereto, or necessary to make the statements therein not misleading, except that such indemnifications shall not apply to any Indemnifiable Losses that arise out of or are based upon any statement or omission, or alleged statement or omission, in any portion of the Registration Statement, NY Preferred Registration Statement or the Proxy Statement, or any preliminary or final form thereof or any amendment thereto, supplied by Grace or its Subsidiaries.

                  (c) Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between any member of the Fresenius AG Group and any member of the FWD Business Group for the provision after the Contribution of goods and services in the ordinary course shall be governed by the terms of such arrangements and not by this Section 4.02.

                  SECTION 4.03 PROCEDURES FOR INDEMNIFICATION FOR THIRD-PARTY CLAIMS. (a) GmbH shall, and shall cause the other FWD Business Indemnitees to, notify Fresenius AG in writing promptly after learning of any Third-Party Claim for which any FWD Business Indemnitee intends to seek indemnification from Fresenius AG under this Agreement. Fresenius AG shall, and shall cause the other Fresenius AG Indemnitees to, notify GmbH in writing promptly after learning of any Third-Party Claim for which any Fresenius AG Indemnitee intends to seek indemnification from FWD Indemnitor under this Agreement. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this Article except to the extent that such Indemnifying Party or its Affiliate is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail considering the information provided to the Indemnitee.

                  (b) Except as otherwise provided in subsection (c) of this
Section 4.03, an Indemnifying Party may, by notice to the Indemnitee and to FWD Indemnitor, if Fresenius AG is the Indemnifying Party, or to the indemnitees and Fresenius AG, if FWD Indemnitor is the Indemnifying Party, at any time after receipt by such Indemnifying Party of such Indemnitee's notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall thereby admit its obligation to indemnify the Indemnitee against such Third-Party Claim, and such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim, except that such Indemnifying Party shall not require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interests, nor shall the Indemnifying Party, without the prior written consent of the Indemnitee and of FWD Indemnitor, if the Indemnitee is a FWD Business Indemnitee, or of the Indemnitee and of Fresenius AG, if the Indemnitee is a Fresenius AG Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the Indemnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this Agreement or to submit to any non-monetary remedy; and subject to the Indemnifying Party's control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense. Following the provision of notice to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim, as provided herein, such Indemnified Party shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder.

                  (c) If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to its Indemnifying Party which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemnifying Party shall not be entitled to assume undertake the defense or settlement of such Third-Party Claim; and counsel for the Indemnifying Party shall be entitled to conduct the defense of such Indemnifying Party and counsel for the Indemnitee shall be entitled to conduct the defense of such Indemnitee, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such action as efficiently as possible.

                  (d) In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnitees in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances.

                  (e) FWD Indemnitor shall, and shall cause the other FWD Business Indemnitees to, and Fresenius AG shall, and shall cause the other Fresenius AG Indemnitees to, make available to each other, their counsel and other Representatives, all information and documents reasonably available to them which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof. Any joint defense agreement entered into by Fresenius AG or FWD Indemnitor with any third party relating to any Third-Party Claim shall provide that Fresenius AG or FWD Indemnitor may, if requested, provide information obtained through any such agreement to the Fresenius AG Indemnitees or the FWD Business Indemnitees.

                  SECTION 4.04 REMEDIES CUMULATIVE. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party. However, the procedures set forth in Section 4.03 shall be the exclusive procedures governing any indemnity action brought under this Agreement or otherwise and relating to a Third-Party Claim, except as otherwise specifically provided in any of the Other Agreements.


                                    ARTICLE V

                          CERTAIN ADDITIONAL COVENANTS

                  SECTION 5.01 NOTICES TO THIRD PARTIES. In addition to the actions described in Section 5.02, the members of the Fresenius AG Group and the members of the FWD Business Group shall cooperate to make all other filings and give notice to and obtain consents from all third parties that may reasonably be required to consummate the transactions contemplated by this Agreement and the Other Agreements.

                  SECTION 5.02 LICENSES AND PERMITS. Each party hereto shall cause the appropriate members of its Group to prepare and file with the appropriate licensing and permitting authorities applications for the transfer or issuance as may be necessary or advisable in connection with the Contribution to its Group of all material governmental licenses and permits required for the members of its Group to operate its Business after the Contribution. The members of the Fresenius AG Group and the members of the FWD Business Group shall cooperate and use all reasonable efforts to secure the transfer or issuance of the licenses and permits.

                  SECTION 5.03 INTERCOMPANY AGREEMENTS. All contracts, licenses, agreements, commitments or other arrangements, formal or informal, between any member of the Fresenius AG Group, on the one hand, and any member of the FWD Business Group (or any unit of the FWD Business), on the other hand, in existence as of the Contribution Date, pursuant to which any member of either Group provides to any member of the other Group services (including, without limitation, management, administrative, legal, financial, accounting, data processing, insurance, or technical support), or the use of any Assets of any member of the other Group, or the secondment of any employee, or pursuant to which rights, privileges or benefits are afforded to members of either Group as Affiliates of the other Group, shall terminate as of the close of business on the day prior to the Contribution Date, except as specifically provided herein or in the Other Agreements. From and after the Contribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided herein or in the Other Agreements.

                  SECTION 5.04 GUARANTEE OBLIGATIONS. (a) Fresenius AG and FWD Indemnitor shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the FWD Business Group to be substituted in all respects for any member of the Fresenius AG Group in respect of, all obligations of any member of the Fresenius AG Group under any loan, financing, lease, contract, or other obligation in existence as of the Contribution Date pertaining to the FWD Business for which such member of the Fresenius AG Group may be liable, as guarantor, original tenant, primary obligor or otherwise. If such a termination or substitution is not effected by the Contribution Date, (1) FWD Indemnitor shall indemnify and hold harmless the Fresenius AG Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (2) without the prior written consent of the Chief Financial Officer, Treasurer or any Assistant Treasurer of Fresenius AG, from and after the Contribution Date, FWD Indemnitor shall not, and shall not permit any member of the FWD Business Group or any of its Affiliates to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which any member of the Fresenius AG Group is or may be liable unless all obligations of the Fresenius AG Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Chief Financial Officer, Treasurer or any Assistant Treasurer of Fresenius AG.

                  (b) Fresenius AG and FWD Indemnitor shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the Fresenius AG Group to be substituted in all respects for any member of the FWD Business Group in respect of, all obligations of any member of the FWD Business Group under any loan, financing, lease, contract or other obligation in existence as of the Contribution Date pertaining to the Fresenius AG Business for which such member of the FWD Business Group may be liable, as guarantor, original tenant, primary obligor or otherwise. If such a termination or substitution is not effected by the Contribution Date, (1) Fresenius AG shall indemnify and hold harmless the FWD Business Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (2) without the prior written consent of the Chief Financial Officer, Treasurer or any Assistant Treasurer of FWD Indemnitor, from and after the Contribution Date, Fresenius AG shall not, and shall not permit any member of the Fresenius AG Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which any member of the FWD Business Group is or may be liable unless all obligations of the FWD Business Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Chief Financial Officer, Treasurer or any Assistant Treasurer of FWD Indemnitor.

                  SECTION 5.05 FURTHER ASSURANCES. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement including, without limitation, the Asset transfers and debt and cash balances of the other party contemplated thereby following the Contribution. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use reasonable efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Other Agreements, in order to effectuate the provisions and purposes of this Agreement. Without limiting the foregoing the parties will as promptly as practicable (and in the case of this Agreement and the Reorganization Agreement within one week after the signing hereof in Germany or Switzerland) apply for any notarial or similar registrations with respect to the transactions contemplated hereby in foreign jurisdictions.


                                   ARTICLE VI

                              ACCESS TO INFORMATION

                  SECTION 6.01 PROVISION OF CORPORATE RECORDS. Prior to or as promptly as practicable after the Contribution Date, Fresenius AG shall deliver to GmbH all corporate books and records of the FWD Business Group in its possession and copies of the relevant portions of all corporate books and records of the Fresenius AG Group relating directly and primarily to the FWD Business Assets, the FWD Business, or the Liabilities of the FWD Business Group, including, in each case, all active agreements, active litigation files and government filings. From and after the Contribution Date, all such books, records and copies shall be the property of GmbH. Prior to or as promptly as practicable after the Contribution Date, GmbH shall deliver to Fresenius AG all corporate books and records of the Fresenius AG Group in its possession and copies of the relevant portions of all corporate books and records of the Fresenius AG Group relating directly and primarily to the Fresenius AG Assets, the Fresenius AG Business, or the Liabilities of the Fresenius AG Group, including, in each case, all active agreements, active litigation files and government filings. From and after the Contribution Date, all such books, records and copies shall be the property of Fresenius AG.

                  SECTION 6.02 ACCESS TO INFORMATION. From and after the Contribution Date, each of Fresenius AG and GmbH shall afford to the other and to the other's Representatives reasonable access and duplicating rights during normal business hours to all Information within the possession or control of such party's Group relating to the other party's Group's pre-Contribution business, Assets or Liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Contribution Date, insofar as such access is reasonably required for a reasonable purpose, subject to the provisions below regarding Privileged Information. Without limiting the foregoing, Information may be requested under this Section 6.02 for audit, accounting, claims, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

                  In furtherance of the foregoing:

                  (a) Each party hereto acknowledges that: (1) Each of Fresenius AG and GmbH (and the members of the Fresenius AG Group and the FWD Business Group, respectively) has or may obtain Privileged Information;
         (2) there are a number of Litigation Matters affecting each or both of Fresenius AG and GmbH; (3) both Fresenius AG and GmbH have a common legal interest in Litigation Matters, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information, in each case relating to pre-Contribution business of the Fresenius AG Group or the FWD Business Group or relating to or arising in connection with the relationship between the Groups on or prior to the Contribution Date; and (4) both Fresenius AG and GmbH intend that the transactions contemplated hereby and by the Reorganization Agreement and the Other Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

                  (b) Each of Fresenius AG and GmbH agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to pre-Contribution business of the FWD Business Group or the Fresenius AG Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Contribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld and shall not be withheld if the other party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that Fresenius AG and GmbH may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Contribution business of the Fresenius AG Group in the case of Fresenius AG or the FWD Business Group in the case of GmbH. In the event of a disagreement between any member of the Fresenius AG Group and any member of the FWD Business Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction.

                  (c) Upon any member of the Fresenius AG Group or any member of the FWD Business Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to pre-Contribution business of the FWD Business Group or the Fresenius AG Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Contribution Date, the recipient of the notice shall promptly provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in subsection
         (b), the parties shall cooperate to assert all defenses to disclosure claimed by either party's Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

                  SECTION 6.03 PRODUCTION OF WITNESSES. Subject to Section 6.02, after the Contribution Date, each of Fresenius AG and GmbH shall, and shall cause each member of the Fresenius AG Group and the FWD Business Group, respectively, to, make available to Fresenius AG or GmbH or any member of the Fresenius AG Group or of the FWD Business Group, as the case may be, upon written request, such Group's directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to pre-Contribution business of the Fresenius AG Group or the FWD Business Group or relating to or in connection with the relationship between the Groups on or prior to the Contribution Date.

                  SECTION 6.04 RETENTION OF RECORDS. Except as otherwise agreed in writing, or as otherwise provided in the Other Agreements, each of Fresenius AG and GmbH shall, and shall cause the members of the Group of which it is a member to, retain all Information in such party's Group's possession or under its control relating directly and primarily to the pre-Contribution business, Assets or Liabilities of the other party's Group that is less than ten years old until such Information is at least ten years old except that if, prior to the expiration of such period, any member of either party's Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information, (1) the party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30-days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (2) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

                  SECTION 6.05 CONFIDENTIALITY. Subject to Section 6.02, which shall govern Privileged Information, from and after the Contribution Date, each of Fresenius AG and GmbH shall hold, and shall use its reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group obtained by it prior to the Contribution Date or furnished to it by such other party's Group pursuant to this Agreement or the Other Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be bound by the provisions of this Section 6.05, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the Fresenius AG Group or the FWD Business Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person's counsel, by other requirements of law, or (b) such party can show that such Information was (1) available to such Person on a nonconfidential basis (other than from a member of the other party's Group) prior to its disclosure by the other party's Group, (2) in the public domain through no fault of such Person or (3) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source subject to any confidentiality obligation on the part of such source, or on the part of the acquiror, known to the acquiror. Notwithstanding the foregoing, each of Fresenius AG and GmbH shall be deemed to have satisfied its obligations under this

Section 6.05 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

                  SECTION 6.06 COOPERATION WITH RESPECT TO GOVERNMENT REPORTS AND FILINGS. Fresenius AG, on behalf of itself and each member of the Fresenius AG Group, agrees to provide any member of the FWD Business Group, and GmbH, on behalf of itself and each member of the FWD Business Group, agrees to provide any member of the Fresenius AG Group, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting any other government proceeding relating to pre-Contribution business of the Fresenius AG Group or the FWD Business Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups on or prior to the Contribution Date. Such cooperation and Information shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any government authority which relate to the Fresenius AG Group, in the case of the FWD Business Group, or the FWD Business Group, in the case of the Fresenius AG Group. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.


                                   ARTICLE VII

                        NO REPRESENTATIONS OR WARRANTIES

                  SECTION 7.01 NO REPRESENTATIONS OR WARRANTIES. Fresenius AG acknowledges that, prior to the date of this Agreement, it has had primary responsibility for the operation and management of the FWD Business Assets. GmbH understands and agrees that no member of the Fresenius AG Group is, in this Agreement or in any other agreement or document, representing or warranting to GmbH or any member of the FWD Business Group in any way as to the FWD Business Assets, the FWD Business or the Liabilities of the FWD Business Group or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, it being agreed and understood that GmbH and each member of the FWD Business Group shall take all of the FWD Business Assets "as is, where is". GmbH and each member of the FWD Business Group shall bear the economic and legal risk that conveyances of the FWD Business Assets shall prove to be insufficient, that the title of any member of the FWD Business Group to any FWD Business Assets, shall be other than good and marketable and free from encumbrances or that results from the failure of GmbH or any member of the FWD Business Group to obtain any consents or approvals relating to the FWD Business required in connection with the consummation of the transactions contemplated by this Agreement. The foregoing shall be without prejudice to any rights under Section 4.02 or Section 5.05 of this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.01 USE OF FRESENIUS AG NAME AND MARK. Prior to the Contribution Date, Fresenius AG shall enter into a license agreement consistent with the terms set forth in Exhibit C hereto, providing for the use of certain of Fresenius AG's names and marks.

                  SECTION 8.02 COMPLETE AGREEMENT. This Agreement, the exhibits and schedules hereto and the agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof (other than the Reorganization Agreement and the schedules and exhibits thereto) and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

                  SECTION 8.03 EXPENSES. Fresenius AG shall bear all costs with respect to the transactions contemplated hereby and by the Other Agreements, except as otherwise specifically provided in the Reorganization Agreement and the Other Agreements.

                  SECTION 8.04 JURISDICTION AND FORUM. (a) The parties hereto agree that the appropriate forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be any state or federal court in the State of New York or the State of Delaware provided that the foregoing shall not limit the rights of any person to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

                  (b) By the execution and delivery of this Agreement, each of the parties hereto (i) irrevocably designates and appoints The Corporation Trust Company ("CTC-NY") care of CT Corporation System, at 1633 Broadway, 23rd floor, in the City of New York, County of New York, State of New York, 10019, or The Corporation Trust Company ("CTC-DE") care of Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801, as its authorized agent upon which process may be served in any action or proceeding arising out of or relating to this Agreement, (ii) submits to the personal jurisdiction of any state or federal court in the State of New York or the State of Delaware in any such action or proceeding, and (iii) agrees that service of process upon CTC-NY or upon CTC-DE shall be deemed in every respect effective service of process upon such person in any such action or proceeding. Each of the parties hereto further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CTC-NY or CTC-DE in full force and effect so long as this Agreement shall be in effect. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law.

                  (c) To the extent that either of the parties hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such person hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

                  SECTION 8.05 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  If to Fresenius AG or any member of the Fresenius AG Group:

                  Fresenius AG
                  Borkenberg 14
                  61440 Oberursel
                  61343 Bad Homburg
                  Germany
                  Attention: Mr. Udo Werle
                  Fax: 011-49-6171-60-2104

                  with a copy to:

                  O'Melveny & Myers
                  Citicorp Center
                  153 East 53rd Street
                  New York, NY 10022-4611
                  Attention: Dr. Ulrich Wagner
                  Fax: (212) 326-2061

         If to GmbH or any member of the FWD Business Group

                  GmbH
                  c/o Fresenius AG
                  Borkenberg 14
                  61440 Oberursel
                  61343 Bad Homburg
                  Germany
                  Attention: Mr. Udo Werle
                  Fax: 011-49-6171-60-2104

                  with a copy to:

                  W. R. Grace & Co.-Conn.
                  One Town Center Road
                  Boca Raton, Florida 33486-1010
                  Attention: Secretary
                  Fax: (407) 362-1635
                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York 10019
                  Attention: Andrew R. Brownstein, Esq.
                  Fax: (212) 403-2000

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 8.05.

                  SECTION 8.06 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

                  SECTION 8.07 SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Sections
4.02 and 4.03 relating to indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of the parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

                  SECTION 8.08 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION 8.09 INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

                  SECTION 8.10 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

                  SECTION 8.11 REFERENCES; CONSTRUCTION. References to any "Article," "Exhibit," "Schedule" or "Section," without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                       FRESENIUS AG


                                       By: /s/ Gerd Krick
                                           -------------------------------
                                           Name:
                                           Title:


                                       STERIL PHARMA GMBH


                                       By: /s/ Gerd Krick
                                           -------------------------------
                                           Name:
                                           Title:


                                       W. R. GRACE & CO.-CONN.


                                       By: /s/ Albert J. Costello
                                           -------------------------------
                                           Name:
                                           Title:

                                                                       EXHIBIT A


                         TAX INDEMNIFICATION AGREEMENT


                 TAX INDEMNIFICATION AGREEMENT (the "Agreement"), dated February , 1996, among FRESENIUS AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany ("Fresenius AG"), Newco and W.R. Grace & Co.-Conn., a Connecticut corporation ("Grace-Conn.").

                                    RECITALS

                 A. WHEREAS Fresenius AG has organized Newco for the purposes of effecting the transactions described herein and in the Agreement and Plan of Reorganization dated February 4, 1996 (the "Reorganization Agreement");

                 B. WHEREAS, as part of those transactions, Fresenius AG will have made the Contribution, as such term is defined in the Reorganization Agreement;

                 C. WHEREAS, as part of such transactions, W.R. Grace & Co., a New York corporation ("Grace") will have effected the Recapitalization and the Distribution, as such terms are defined in the Reorganization Agreement;

                 D. WHEREAS, as part of such transactions, the Fresenius USA Merger and the Grace Merger, as such terms are defined in the Reorganization Agreement, will have occurred; and

                 E. WHEREAS the parties hereto have determined that it is necessary and desirable to set forth their agreement with regard to the liability for Taxes (as such term is defined in that certain Tax Sharing and Indemnification Agreement dated as of the Closing Date, between Grace and Grace-Conn. (the "Tax Sharing Agreement")) relating to the Contribution and the Fresenius USA Merger;

                 NOW THEREFORE, in consideration of the premises, and of the covenants and agreements set forth herein and other good and valuable consideration, the parties agree as follows:

                 Section 1. Definitions. Capitalized terms not otherwise defined herein or by reference to a particular document referred to herein shall have the meaning ascribed to such terms in the Tax Sharing Agreement.

                 Section 2. Indemnification. Subject to the other provisions of this Agreement, Fresenius AG agrees to indemnify, defend and to hold harmless Grace, Grace-Conn., the Grace-Conn. Indemnities, Newco and Newco's subsidiaries from and against any Taxes, liability and Indemnifiable Losses,
(1) resulting from the Contribution or the Fresenius USA Merger or (2) arising out of, relating to or associated with any business or assets of Fresenius AG or its subsidiaries other than the FWD Business Assets or FWD Business ("Other Business"). Without limiting the foregoing, in the event that a Fresenius AG subsidiary operates both an FWD Business and an Other Business ("Dual Subsidiary"), Fresenius AG will indemnify and hold harmless Newco and its subsidiaries from and against any Tax liability and Indemnifiable Losses arising from or relating to any Other Business Tax Items. "Other Business Tax Items" shall mean a Tax Item attributable to

Fresenius AG and its subsidiaries other than a Tax Item solely attributable to the FWD Business. "Tax Item" means any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credit or any other item which increases or decreases taxes paid or payable. Fresenius AG will advance to Newco and/or any Dual Subsidiary any Taxes attributable to Other Business Tax Items in advance of the due date for the payment of such Taxes in respect of any Dual Subsidiary and pay the Tax due with respect to such Tax Return. Newco will cause to be filed any Tax Returns in respect of any Dual Subsidiary due after the Closing Date. Fresenius AG shall not be responsible for, and shall not indemnify, defend or hold harmless Newco or its subsidiaries from, any Taxes for which any of the corporations that are the subject of the Contribution or the Fresenius USA Merger are liable in connection with any of the operations of the FWD Business (and not Other Business Tax Items), whether occurring before or after the date of the Contribution or the Fresenius US Merger. Disputes with respect to the calculation of Other Business Tax Items shall be resolved in the manner set forth in Section 5.04 of the Tax Sharing Agreement.

                 Section 3. Notice of Indemnity. Whenever Newco or Grace-Conn., or any of their respective subsidiaries (hereinafter an "Indemnitee"), becomes aware of the existence of an issue which could cause Fresenius AG (hereinafter the "Indemnitor") to have any liability for indemnification hereunder ("Indemnity Issue"), the Indemnitee shall promptly give notice to the Indemnitor of such Indemnity Issue. The failure of any Indemnity to give such notice shall not relieve the Indemnitor of its obligations under this Agreement except to the extent the Indemnitor or any of its affiliates is actually materially prejudiced by such failure to give notice. The Indemnitor and its representatives, at the Indemnitor's expense, shall be entitled to participate (i) in all conferences, meetings or proceedings with any taxing authority, the subject matter of which is or includes an Indemnity Issue and (ii) in all appearances before any court, the subject matter of which is or includes an Indemnity Issue. The party who has the responsibility for filing the Tax Return with respect to which there in an increased Tax liability as a result of an Indemnity Issue (the "Responsible Party") shall have the right to decide as between the parties how such matter is to be dealt with and finally resolved with the appropriate taxing authority and shall control all audits and similar proceedings. The Responsible Party agrees to cooperate in the settlement of any Indemnity Issue with the other party and to take such other party's interests into account. If the Indemnitor is not the Responsible Party, (A) such cooperation may include permitting the Indemnitor, at the Indemni-tor's sole expense, to litigate or otherwise resolve any Indemnity Issue, and (B) whenever more than one action is reasonably available in connection with any Indemnity Issue, the Responsible Party agrees to take whatever action would mitigate the Indemnitor's liability hereunder, after consultation with the Indemnitor. Notwithstanding the foregoing, nothing herein shall require or obligate the Indemnitor to contest any Indemnity Issue.

                 Section 4. Expenses. Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses that arise from their respective obligations under this Agreement.

                 Section 5. Entire Agreement. This Agreement, together with the Tax Sharing Agreement, constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any indemnification obligation of Fresenius AG to Newco or Grace-Conn. or any of their respective subsidiaries. This Agreement may not be amended except in writing, signed by the parties hereto. Anything in this Agreement or the Distribution Agreement to the contrary notwithstanding, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Distribution Agreement, the provisions of this Agreement shall control.

                 Section 6.  Notices.

                 To Grace-Conn. or any member of the Grace-Conn. Group:

                 Grace-Conn.
                 One Town Center Road
                 Boca Raton, Florida  33486-1010
                 Attention:  Secretary
                 Fax:  (407) 362-1635

                 With a copy to:

                 Wachtell, Lipton, Rosen & Katz
                 51 West 52nd Street
                 New York, New York  10019
                 Attention:  Andrew R. Brownstein, Esq.
                 Fax:  (212) 403-2000

                 To Grace or any member of the NMC Group:

                 National Medical Care, Inc.
                 1601 Trapelo Road
                 Reservoir Place
                 Waltham, Massachusetts  02154
                 Attention:  General Counsel

                 Section 7. Term. This Agreement shall commence on the date of execution indicated below and shall continue in effect until otherwise agreed to in writing by Grace-Conn. and Fresenius AG, or their successors.

                 Section 8. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without in-validating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

                 Section 9. Governing Law. This Agreement shall be governed by the laws of New York.

                 Section 10. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

                 In WITNESS WHEREOF, the parties have executed this Agreement
as of the    day of     , 1996.


                                                  FRESENIUS AG



                                                  By:
                                                     -----------------------
                                                  Name:
                                                  Title:


                                                  NEWCO



                                                  By:
                                                     -----------------------
                                                  Name:
                                                  Title:


                                                  W.R. GRACE & CO.-CONN.



                                                  By:
                                                     -----------------------
                                                  Name:
                                                  Title:

                                                                       EXHIBIT B


                             PROPOSED TERMS OF LEASE

Property Land and buildings located in Germany to the extent used in FWD's operations.

Term                              30 years.

Rental The equivalent of $12 million per year, exclusive of maintenance and other costs, providing for adjustment in accordance with German commercial practices for similar real estate.

                                                                       EXHIBIT C


                       TERMS OF LICENSE FOR NAME AND MARK


Worldwide exclusive use of Fresenius name and trademarks in the Newco corporate name and in connection with all aspects of the business of supplying renal care-related goods or services (the "Renal Business"), including laboratories. The license will be royalty-free and perpetual, subject to minimal trademark limitations.

North American exclusive use of Fresenius name and trademarks in connection with all aspects of other businesses of Newco in health care goods or services, provided that such license shall apply to a particular product or service only if, at the time of the first proposed commercial use by Newco in connection with a product or service, such product or service does not compete with a North American business of Fresenius AG then using the Fresenius name (i.e., first commercial use, existing Fresenius businesses to be grandfathered). Outside North America, Newco may obtain a license to use the Fresenius name and trademarks in connection with health care goods and services with the consent of Fresenius AG which will not be unreasonably withheld.

Newco to have a right of first negotiation/first refusal from Fresenius AG and Grace-Conn. on all new technology with respect to application in or in material special relationship to the Renal Business and the right to use the Fresenius name and trademark in respect of goods or services manufactured, sold or provided under such technology.

The parties will negotiate in good faith with respect to commercially reasonable licenses of the Fresenius name and trademarks beyond the foregoing.

Fresenius AG and Grace-Conn. will each give an appropriate 10-year covenant not to compete with Newco in the Renal Business.

Outside North America, Newco will do business under the name Fresenius Medical Care. In North America, Newco will do business initially under the name Fresenius/NMC.